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                                                                   EXHIBIT 2.02

                            NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (this "AGREEMENT") is made and entered into as of October 6, 1999 (the "EXECUTION DATE") by and among Intuit Inc., a Delaware corporation ("INTUIT") and Rock Financial Corporation, a Michigan corporation ("ROCK"), on the one hand, and Daniel Gilbert ("EMPLOYEE"), on the other hand.

                                 R E C I T A L S

        A. Concurrently with the execution of this Agreement, Intuit, Merger Sub 1, Inc., a Michigan corporation that is a wholly-owned subsidiary of Intuit ("MERGER SUB 1") and Rock have entered into an Agreement and Plan of Merger dated as of October 6, 1999 (the "PLAN"), which provides, among other things, for the merger (the "MERGER") of Merger Sub 1 with and into Rock, with Rock to be the surviving corporation of the Merger. Upon the effectiveness of the Merger, the outstanding capital stock of Rock will be converted into shares of Intuit Common Stock and the outstanding Rock stock options will be converted into options to purchase shares of Intuit Common Stock, in the manner and on the basis set forth in the Plan. Capitalized terms that are used in this Agreement and that are not defined herein shall have the same respective meanings that are given to such terms in the Plan.

        B. Employee owns Common Stock of Rock and is an officer, director and key employee of Rock, and upon the effectiveness of the Merger, will receive shares of Intuit Common Stock having substantial value by virtue of the conversion of Employee's Rock Common Stock in the Merger. Employee's talents and abilities are critical to Rock's ability to continue to successfully to carry on its business.

        C. One of the material conditions precedent to the obligation of Intuit to consummate the Merger under the Plan is that Employee has executed, entered into and is bound by this Agreement with Intuit and Rock. Employee is therefore entering into this Agreement as a material inducement and consideration to Intuit to enter into the Plan, to issue the consideration payable to Employee and the other Rock shareholders in the Merger and to consummate the Merger, and to ensure that Intuit effectively acquires the goodwill of Rock through the Merger.

        NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the promises made herein, Intuit, Rock and Employee hereby agree as follows:

        1. EFFECTIVENESS OF OBLIGATIONS. This Agreement shall become effective if and only if the Merger is consummated, and shall become effective upon the date and time that the Merger is consummated and becomes legally effective (such date and time being hereinafter referred to as the "EFFECTIVE TIME").


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        2. CERTAIN DEFINITIONS.

               (a) Affiliate. As used herein, the term "AFFILIATE" will have the meaning given to such term in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended, and refers both to a present and future Affiliate.

               (b) Competing Business. As used herein, the term "COMPETING BUSINESS" means any business that is competitive with (i) any material element of Rock's business as conducted at the Effective Time and (ii) any financial service or product offered, in whole or in part, over the Internet or any other electronic network, including without limitation any cable-based network or private network, or offered through call centers, that is marketed or developed by Intuit (or any of its Affiliates) any time during Employee's employment by Intuit (or any of its Affiliates) and such marketing or development, as applicable, has not been discontinued at the applicable time and which was, at any time during the time that Employee was employed by Intuit (or any of its Affiliates), either (a) in whole or in part within the scope of Employee's material employment duties at the time with Intuit (or any of its Affiliates) or
(b) was at any time during the time of such employment, a matter with respect to which Employee gained substantial knowledge in connection with his employment with Intuit (or any of its Affiliates) (the businesses described in clause (ii) hereof being hereafter referred to as "INTUIT BUSINESSES").

               (c) Covenant Period. As used herein, the term "COVENANT PERIOD" means that period of time commencing on the Effective Time and ending on the fourth (4th) anniversary of the Effective Time.

               (d) Engaging in Business. As used in Section 3 of this Agreement and in this Section 2(d), each of the following activities shall be deemed to constitute "ENGAGING IN A BUSINESS (INCLUDING THE COMPETING BUSINESS)": to engage in, carry on, work with, be employed by, consult for, invest in, solicit customers for, own stock or any other equity or ownership interest in, advise, lend money to, guarantee the debts or obligations of, contribute, sell or license intellectual property to, or permit one's name or any part thereof to be used in connection with, any enterprise or endeavor, either individually, in partnership or in conjunction with any person, firm, association, partnership, joint venture, limited liability company, corporation or other business, whether as principal, agent, stockholder, lender, partner, joint venturer, member, director, officer, employee or consultant. However, nothing contained in this Agreement shall prohibit Employee from: (i) being employed by or serving as a consultant to Intuit (or any other Affiliate of Intuit); (ii) acquiring or holding at any one time less than two percent (2%) of the outstanding securities of any publicly traded company (other than any publicly traded company with respect to which Employee otherwise engaged in any business (as defined in this Section) in violation of Employee's covenants in Section 3 hereof); (iii) holding stock of Intuit; or (iv) acquiring or holding an interest in a mutual fund, limited partnership, venture capital fund or similar investment entity of which Employee is not an employee, officer or general partner and has no power to make, participate in or directly influence the investment decisions of such mutual fund, limited partnership, venture capital fund or investment entity.


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               (e) Surviving Corporation. As used herein, the term "SURVIVING
Corporation" means Rock, the surviving corporation of the Merger.

        3. NON-COMPETITION AND NON-SOLICITATION COVENANTS.

               (a) Non-Competition. Employee hereby covenants and agrees with Intuit and Rock that, at all times during the Covenant Period, Employee shall not, either directly or indirectly, engage in any Competing Business (i) in any state of the United States of America, (ii) in any foreign country in which Rock has conducted business on or before the Effective Time or thereafter during the time that Employee is employed by Intuit (or any Affiliate of Intuit) (including, without limitation, any county, state, territory, possession or country in which any customer of Rock who utilizes Rock's products or services is located or in which Rock has solicited business as of the Effective Time); or
(iii) in any country in which Intuit (or any of its Affiliates) conducts any Intuit Businesses during the time that Employee is employed by Intuit (or any Affiliate of Intuit).

               (b) Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Employee in Section 3(a) above, Employee agrees with Intuit and Rock that, at all times during the Covenant Period, Employee will not, either for Employee or for any other person or entity, directly or indirectly (other than for Intuit and any of its Affiliates), solicit business relating to the Competing Business from any customer of Intuit (or any of its Affiliates).

               (c) Non-Solicitation of Employees or Consultants. In addition to, and not in limitation of, the non-competition covenants of Employee in Section 3(a) above, Employee agrees with Intuit and Rock that, at all times during the Covenant Period, Employee will not, either for Employee or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any director, employee, consultant or contractor of Intuit, the Surviving Corporation or any of their Affiliates to terminate his or her employment or his, her or its services with, Intuit, the Surviving Corporation or any of their respective Affiliates or to take employment with any other party.

        4. SEVERABILITY. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified to the extent necessary to be enforceable, in accordance with the purposes stated in this Agreement and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

        5. REMEDIES. Employee acknowledges and agrees with Intuit and Rock that, in light of Employee's unique skills, experience and capabilities, money damages would not adequately compensate Intuit or Rock if Employee were to breach any of covenants of Employee contained in this Agreement. Consequently, Employee agrees that in the event of any such breach, Intuit and/or Rock shall each be entitled, in addition to all other remedies, to enforce this Agreement by means of an injunction, specific performance or other equitable relief.


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        6. GOVERNING LAW. The internal laws of the State of Michigan
(irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        7. SUCCESSORS AND ASSIGNS. This Agreement and the rights and obligations of Employee hereunder are personal to Employee and shall not be assignable, delegable or transferable by Employee in any respect. This Agreement shall inure to the benefit of the permitted successors and assigns of Intuit and Rock, including any successor to or assignee of all or substantially all of the business and assets of Intuit or Rock or any other part of the business or assets of Intuit and/or Rock.

        8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

        9. AMENDMENT; WAIVER. This Agreement may be amended only by the written agreement of Intuit and Employee. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

        10. NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed given (1) when personally delivered, (2) on the date delivery is made if sent by commercial delivery service, (3) five business days after being mailed if mailed by registered or certified mail (postage prepaid, return receipt requested), or (4) on the date sent if by facsimile, telegraph or telex (receipt confirmed) to the following addresses or facsimile numbers (or such other addresses or facsimile numbers as any party may notify the other parties in accordance with this Section):

        If to Intuit or Rock:

         If sent by registered or certified mail, to:

                Intuit Inc.
                Attn:  General Counsel
                Legal Dept.
                P.O. Box 7850
                Mountain View, CA 94039-7850
                Fax No.  (650) 944-6622


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        If personally delivered or delivered by commercial delivery service, to:

                Intuit Inc.
                Attn.:  General Counsel
                Legal Dept.
                2550 Garcia Avenue
                Mountain View, CA 94043
                Fax No.  (650) 944-6622

        With a copy to:

        Fenwick & West LLP
        Two Palo Alto Square, Suite 800
        Palo Alto, CA 94306
        Attention:  Gordon K. Davidson, Esq.
                    Michael J. Patrick, Esq.
        Fax No.  (650) 494-1417

        If to Employee:

        Daniel Gilbert c/o
        Rock Financial Corporation
        30600 Telegraph Road, Fourth Floor
        Bingham Farms, MI 48025
        Fax No. (248) 723-7220

        With a copy to:

        Honigman Miller Schwartz and Cohn
        2290 First National Building
        Detroit, Michigan 48226-3583
        Attention: Alan S. Schwartz and
                   Robert J. Krueger
        Fax No. (313) 465-7575

        11. COSTS OF ENFORCEMENT. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' and experts' fees.

        12. ENTIRE AGREEMENT. This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and, effective upon the Effective Time of the Merger, shall supersede any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, with respect to such subject matter including without limitation, Section 2 of the letter agreement, dated as of April 10, 1998, between Rock and Employee which is


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terminated effective upon the Effective Time; provided, however, that notwithstanding the foregoing, any non-competition, non-solicitation or other covenants of the type set forth in Section 3 of this Agreement that are contained in any employment agreement or in any employee invention assignment and/or confidentiality agreement executed by Employee with Intuit or the Surviving Corporation at any time during the Covenant Period, shall each be construed to be a separate, independent and concurrent covenant and obligation of Employee that is cumulative and in addition to, and not in lieu of or in conflict with, any of the covenants in Section 3 of this Agreement, and the existence of any such separate, independent and concurrent covenant or covenants shall have no effect on the covenants contained in Section 3 of this Agreement).

        13. RULES OF CONSTRUCTION. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. Unless otherwise indicated herein, all references in this Agreement to "Sections" refer to sections of this Agreement. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]


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        IN WITNESS WHEREOF, Employee, Intuit and Rock have executed and entered into this Agreement effective as of the Execution Date.

INTUIT INC.                             EMPLOYEE

By: /s/ Mark R. Goines                   /s/ Daniel Gilbert
   -------------------------------      -------------------------------
                                         Daniel Gilbert

Name: Mark Goines
     -----------------------------

Title: Senior Vice President
      ----------------------------

ROCK FINANCIAL CORPORATION

By: /s/ Michael D. Hollerbach
   -------------------------------

Name: Michael D. Hollerbach
     -----------------------------

Title: President
      ----------------------------

                 [SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]